Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE

JPMorgan Chase Elects James A. Bell to Board of Directors

New York, November 8, 2011 – JPMorgan Chase & Co. (NYSE: JPM) today announced that it has elected James A. Bell to its Board of Directors. Mr. Bell is Corporate President, Chief Financial Officer, and Executive Vice President of The Boeing Company, the world’s largest aerospace company. Mr. Bell has also been appointed to the Audit Committee of JPMorgan Chase’s Board.

“We are very proud that James Bell has chosen to join our Board of Directors,” said Jamie Dimon, Chairman and Chief Executive Officer. “James brings decades of outstanding leadership experience and a vast knowledge of financial matters to our firm,” Dimon added. In addition to his CFO role, Mr. Bell oversees two key Boeing businesses, Boeing Capital Corporation, the company’s customer-financing subsidiary, and Boeing Shared Services, an 8,000-person multi-billion-dollar business unit that provides common internal services across Boeing’s global enterprise.

A 40-year Boeing veteran, Mr. Bell has extensive experience overseeing business performance and strategic growth initiatives. He is a member of the Board of Directors of Dow Chemical Company, the Chicago Urban League, World Business Chicago and the Chicago Economic Club. He attended California State University at Los Angeles where he earned a bachelor’s degree in Accounting.

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.3 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Media Contact:	Joseph Evangelisti	212-270-7438	joseph.evangelisti@jpmchase.com